Freeport-McMoRan
Reports Third-Quarter and Nine-Month 2022 Results
•Strong production performance; copper and gold sales volumes above July 2022 guidance
•Unit net cash costs were 5% above July 2022 guidance
•Solid balance sheet, liquidity and financial flexibility
•Significant debt retirements through open-market transactions
•Published updated climate report

▪Net income attributable to common stock in third-quarter 2022 totaled $404 million, $0.28 per share, and adjusted net income attributable to common stock totaled $375 million, $0.26 per share, after excluding net credits totaling $29 million, $0.02 per share.
▪Consolidated sales totaled 1.1 billion pounds of copper, 480 thousand ounces of gold and 17 million pounds of molybdenum in third-quarter 2022. Consolidated sales for the year 2022 are expected to approximate 4.2 billion pounds of copper, 1.8 million ounces of gold and 76 million pounds of molybdenum, including 1.0 billion pounds of copper, 420 thousand ounces of gold and 20 million pounds of molybdenum in fourth-quarter 2022.
▪Average realized prices in third-quarter 2022 were $3.50 per pound for copper, $1,683 per ounce for gold and $17.05 per pound for molybdenum.
▪Average unit net cash costs in third-quarter 2022 were $1.75 per pound of copper and are expected to average $1.55 per pound of copper for the year 2022.
▪Operating cash flows totaled $0.8 billion (net of $0.3 billion of working capital and other uses) in third-quarter 2022 and $4.1 billion (net of $1.0 billion of working capital and other uses) for the first nine months of 2022. Based on current sales volume and cost estimates, and assuming average fourth-quarter 2022 prices of $3.50 per pound for copper, $1,700 per ounce for gold and $18.00 per pound for molybdenum, operating cash flows are expected to approximate $4.7 billion (net of $1.4 billion of working capital and other uses) for the year 2022.
▪Capital expenditures totaled $0.8 billion (including $0.4 billion for major mining projects and $0.2 billion for the Indonesia smelter projects) in third-quarter 2022 and $2.4 billion (including $1.2 billion for major mining projects and $0.5 billion for the Indonesia smelter projects) for the first nine months of 2022. Capital expenditures for the year 2022 are expected to approximate $3.6 billion ($2.7 billion excluding the Indonesia smelter projects, including $1.8 billion for major mining projects).
▪FCX has purchased approximately $1.1 billion aggregate principal amount of its senior notes in open-market transactions during 2022 (through October 19, 2022) for a total cost of $1.0 billion (including $402 million aggregate principal amount in third-quarter 2022).
▪At September 30, 2022, consolidated debt totaled $10.7 billion and consolidated cash and cash equivalents totaled $8.6 billion, resulting in net debt of $2.1 billion ($1.3 billion excluding net debt for the Indonesia smelter projects). Refer to the supplemental schedule, "Net Debt," on page IX.
▪Approximately $3.2 billion remains available under FCX's $5.0 billion share repurchase program. During 2022, 35.1 million shares have been repurchased for $1.3 billion, with no shares repurchased since July 11, 2022. Future share repurchases will be funded with available cash flow pursuant to FCX's established financial policy.

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PHOENIX, AZ, October 20, 2022 - Freeport-McMoRan Inc. (NYSE: FCX) reported third-quarter 2022 net income attributable to common stock of $404 million, $0.28 per share, and adjusted net income attributable to common stock of $375 million, $0.26 per share, after excluding net credits totaling $29 million, $0.02 per share, primarily associated with gains on early extinguishment of debt and favorable adjustments associated with international tax audits, partly offset by inventory adjustments. For additional information, refer to the supplemental schedule, "Adjusted Net Income," on page VII.

Richard C. Adkerson, Chairman and Chief Executive Officer, said, "FCX's position as a global leader in the copper industry, together with a solid balance sheet, long-lived assets and experienced team, provide strength as we navigate the current global market uncertainties. Our performance in third-quarter 2022 reflects the global team's focus on achieving our production plans in a challenging cost and supply chain environment. Despite near-term uncertainties, the long-term market fundamentals and value opportunities for our stakeholders remain highly attractive. I am confident that our strategy centered on being Foremost in Copper will be positive for all stakeholders as global conditions improve."

SUMMARY FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Revenues[a,b]	$5,003	$6,083	$17,022	$16,681
Operating income[a]	$962	$2,462	$5,507	$6,061
Net income attributable to common stock[c,d]	$404	$1,399	$2,771	$3,200
Diluted net income per share of common stock	$0.28	$0.94	$1.90	$2.16

Diluted weighted-average common shares outstanding	1,439	1,484	1,455	1,481
Operating cash flows[e]	$758	$1,965	$4,070	$5,435
Capital expenditures	$836	$541	$2,422	$1,344
At September 30:
Cash and cash equivalents	$8,578	$7,672	$8,578	$7,672
Total debt, including current portion	$10,690	$9,665	$10,690	$9,665

a.For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page X.
b.Includes (unfavorable) favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $(228) million ($(95) million to net income attributable to common stock or $(0.07) per share) in third-quarter 2022, $(9) million ($(3) million to net income attributable to common stock or less than $0.01 per share) in third-quarter 2021, $58 million ($24 million to net income attributable to common stock or $0.02 per share) for the first nine months of 2022 and $169 million ($65 million to net income attributable to common stock or $0.05 per share) for the first nine months of 2021. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
c.Includes net credits (charges) totaling $29 million ($0.02 per share) in third-quarter 2022, $79 million ($0.05 per share) in third-quarter 2021, $(23) million ($(0.02) per share) for the first nine months of 2022 and $(16) million ($(0.01) per share) for the first nine months of 2021 that are described in the supplemental schedule, "Adjusted Net Income," on page VII.
d.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
e.Working capital and other (uses) sources totaled $(269) million in third-quarter 2022, $180 million in third-quarter 2021, $(980) million for the first nine months of 2022 and $367 million for the first nine months of 2021.

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SUMMARY OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Copper (millions of recoverable pounds)
Production	1,056	987	3,140	2,810
Sales, excluding purchases	1,060	1,033	3,171	2,787
Average realized price per pound	$3.50	$4.20	$3.88	$4.22
Site production and delivery costs per pound[a]	$2.35	$1.88	$2.16	$1.92	[b]
Unit net cash costs per pound[a]	$1.75	$1.24	$1.50	$1.36
Gold (thousands of recoverable ounces)
Production	448	374	1,339	976
Sales	480	402	1,365	965
Average realized price per ounce	$1,683	$1,757	$1,786	$1,780
Molybdenum (millions of recoverable pounds)
Production	19	23	63	63
Sales, excluding purchases	17	20	56	63
Average realized price per pound	$17.05	$18.61	$18.64	$14.36
a.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
b.Includes $0.03 per pound of copper associated with nonrecurring labor-related charges at Cerro Verde. Refer to the supplemental schedule, "Adjusted Net Income," on page VII.

Market Conditions
The London Metal Exchange (LME) copper settlement price reached a high of $4.87 per pound in March 2022, supported by copper's increasingly important role in decarbonization technologies and limited mine supply. Beginning in June 2022, a series of macro-economic factors (including concerns about the global economy, Chinese economic data, European energy crisis, rising United States (U.S.) interest rates and currency exchange rates related to the strength of the U.S. dollar) led to a decline in copper prices. The LME copper settlement price declined to $3.74 per pound at June 30, 2022, and further declined during third-quarter 2022 to $3.47 per pound at September 30, 2022. The LME copper settlement price was $3.37 per pound on October 19, 2022.
Physical market fundamentals remain tight as evidenced by low levels of global exchange stocks. FCX's global customer base reports healthy demand for copper. FCX believes the outlook for copper fundamentals in the medium- and long-term remain favorable, with studies indicating that demand for copper may double in 15 years based on the global movement towards decarbonization. FCX also believes substantial new mine supply development will be required to meet the goals of the global energy transition, and current prices for copper are insufficient to support new mine supply development, which is expected to add to future supply deficits.
Historically, copper prices have been correlated to various input costs, including energy and other commodity-related consumables. However, during 2022, prices for a number of commodity-related consumables have increased at a time when copper prices have declined. A return to historical long-term correlation and improved labor markets and supply chain constraints would improve cost and operational efficiencies.
The FCX management team and global organization have substantial experience and success in executing under volatile market conditions and a challenging operating environment. FCX benefits from a diversified portfolio of operations with an attractive cost structure, long-lived reserves, optionality in its project pipeline and a strong balance sheet and liquidity position.
FCX is closely monitoring market conditions and will adjust its operating plans to protect its liquidity and preserve its asset values, as necessary. FCX will maintain a strong balance sheet and liquidity position as it focuses on building long-term value in its business, executing its operating plans safely, responsibly and efficiently, and prudently managing costs and capital expenditures. FCX will opportunistically use excess cash to repurchase its debt and equity securities. Refer to FCX's Financial Policy beginning on page 10.

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Responsible Production
2021 Climate Report. In September 2022, FCX published its updated climate report, available on FCX's website at fcx.com/sustainability. The climate report details FCX's ongoing initiatives to reduce its greenhouse gas (GHG) emissions, improve energy efficiency, evaluate and integrate the use of lower carbon and renewable energy sources and enhance its resilience to future climate-related risks. FCX continues to advance its GHG emissions reduction initiatives across its global operations and has established 2030 GHG reduction targets that collectively cover nearly 100 percent of its Scope 1 and 2 GHG emissions.
The Copper Mark. FCX is committed to validating all of its copper producing sites with the Copper Mark, a comprehensive assurance framework designed to demonstrate the copper industry's responsible production practices. To achieve the Copper Mark, each site is required to complete an external assurance process to assess conformance with 32 environmental, social and governance (ESG) requirements. To date, FCX has achieved the Copper Mark at all 11 of its eligible copper producing sites in North America, South America and Europe, and PT Freeport Indonesia (PT-FI) has signed a letter of commitment and initiated the validation process.
ICMM. FCX is a founding member of the International Council on Mining & Metals (ICMM), an organization dedicated to a safe, fair and sustainable mining and metals industry, aiming continuously to strengthen ESG performance across the global mining and metals industry. As a member company, FCX is required to implement the 10 Mining Principles which define good ESG practices, and associated position statements, while also meeting 39 performance expectations and producing an externally verified sustainability report in accordance with the Global Reporting Initiative Standards subject to the ICMM Assurance & Validation Procedure.

Consolidated Sales Volumes
Third-quarter 2022 copper sales of 1.1 billion pounds were 4 percent higher than the July 2022 estimate and 3 percent higher than third-quarter 2021 sales, primarily reflecting strong production performance and the timing of shipments at PT-FI.
Third-quarter 2022 gold sales of 480 thousand ounces were 20 percent higher than the July 2022 estimate of 400 thousand ounces of gold, primarily reflecting higher ore grades and the timing of shipments. Third-quarter 2022 gold sales were 19 percent higher than third-quarter 2021 sales of 402 thousand ounces, primarily reflecting increased operating rates at the Grasberg minerals district.
Third-quarter 2022 molybdenum sales of 17 million pounds were lower than the July 2022 estimate of 21 million pounds and third-quarter 2021 sales of 20 million pounds, primarily reflecting lower by-product production from certain copper mines.
Consolidated sales volumes for the year 2022 are expected to approximate 4.2 billion pounds of copper, 1.8 million ounces of gold and 76 million pounds of molybdenum, including 1.0 billion pounds of copper, 420 thousand ounces of gold and 20 million pounds of molybdenum in fourth-quarter 2022. Projected sales volumes are dependent on operational performance, weather-related conditions, timing of shipments and other factors detailed in the Cautionary Statement below.
Consolidated Unit Net Cash Costs
Third-quarter 2022 consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.75 per pound of copper were higher than the third-quarter 2021 average of $1.24 per pound, primarily reflecting higher energy prices and increased costs for other consumables such as sulfuric acid, explosives, key equipment parts and other supplies and services. Third-quarter 2022 consolidated average unit net cash costs were 5 percent higher than the July 2022 estimate of $1.67 per pound, primarily reflecting higher maintenance and supply costs. Refer to "Mining Operations" below for further discussion.
Assuming average prices of $1,700 per ounce of gold and $18.00 per pound of molybdenum in fourth-quarter 2022 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mines are expected to average $1.55 per pound of copper for the year 2022 (including $1.68 per pound in fourth-quarter 2022). The impact of price changes during fourth-quarter 2022 on consolidated unit net cash costs for the year 2022 would approximate $0.02 per pound of copper for each $100 per ounce change in the average price of gold and less than $0.01 per pound of copper for each $2 per pound change in the average price of molybdenum. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

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MINING OPERATIONS
Leaching Innovation Initiatives. FCX is advancing efforts to improve copper recovery from all ore types using leach processes. Several initiatives ongoing across FCX's North America and South America operations incorporate new applications, technologies and data analytics. FCX believes these leach innovation initiatives provide potential opportunities to produce incremental copper from its large existing leach stockpiles and lower-grade material currently classified as waste. Initial results support the potential for incremental low-cost additions to FCX's production and reserve profile.
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72 percent undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has substantial reserves and future opportunities in the U.S., primarily associated with existing mining operations.
Lone Star is increasing its operating rates to achieve production of 300 million pounds of copper per year from oxide ores (compared with the initial design capacity of 200 million pounds per year). This oxide project at Lone Star advances the opportunity for development of the underlying, large-scale sulfide resources. FCX is also increasing exploration in the area to support metallurgical testing and mine development planning for a potential significant long-term investment to build additional scale on an economically attractive basis.
FCX is planning an expansion to double the concentrator capacity of the Bagdad operation in northwest Arizona. FCX is engaging stakeholders and is conducting a feasibility study, which is expected to be completed in 2023. The timing of future development will be dependent on market conditions and other economic factors.
Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Copper (millions of recoverable pounds)
Production	373	377	1,109	1,090
Sales, excluding purchases	361	375	1,131	1,072
Average realized price per pound	$3.57	$4.34	$4.17	$4.24

Molybdenum (millions of recoverable pounds)
Production[a]	7	9	22	26

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.76	$2.12	$2.54	$2.11
By-product credits	(0.30)	(0.39)	(0.33)	(0.32)
Treatment charges	0.10	0.09	0.10	0.09
Unit net cash costs	$2.56	$1.82	$2.31	$1.88
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
FCX's consolidated copper sales volumes from North America of 361 million pounds in third-quarter 2022 were lower than third-quarter 2021 copper sales volumes of 375 million, primarily reflecting timing of shipments as quarterly production volumes in third-quarter 2022 approximated third-quarter 2021. North America copper sales are estimated to approximate 1.5 billion pounds for the year 2022.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $2.56 per pound of copper in third-quarter 2022 were higher than third-quarter 2021 unit net cash costs of $1.82 per pound,

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primarily reflecting increased costs for energy, labor, maintenance and supplies and lower molybdenum by-product credits.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $2.35 per pound of copper for the year 2022, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $18.00 per pound in fourth-quarter 2022. North America's average unit net cash costs for the year 2022 would change by approximately $0.01 per pound for each $2 per pound change in the average price of molybdenum in fourth-quarter 2022.
South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56 percent interest) and El Abra in Chile (in which FCX owns a 51 percent interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Operating and Development Activities. During third-quarter 2022, milling rates at Cerro Verde's concentrator averaged 403,900 metric tons of ore per day and are currently expected to average over 400,000 metric tons of ore per day in fourth-quarter 2022.
Operating rates at El Abra have returned to pre-COVID-19 levels and increased mining and stacking activities are expected to result in an approximate 30 percent increase in El Abra copper production for the year 2022, compared with the year 2021.
El Abra's large sulfide resource supports a potential major mill project similar to the large-scale concentrator constructed at Cerro Verde in 2015. Technical and economic studies continue to be evaluated to determine the optimal scope and timing for the sulfide project. FCX also is considering options to invest in water infrastructure to provide options to extend existing operations, while continuing to monitor potential changes in Chile's regulatory and fiscal matters. FCX will defer major investment decisions pending clarity on Chile's regulatory and fiscal matters.
Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Copper (millions of recoverable pounds)
Production	302	260	862	764
Sales	293	280	845	769
Average realized price per pound	$3.47	$4.12	$3.73	$4.21

Molybdenum (millions of recoverable pounds)
Production[a]	4	5	18	14

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.60	$2.14	$2.50	$2.20	[c]
By-product credits	(0.16)	(0.38)	(0.31)	(0.31)
Treatment charges	0.13	0.13	0.15	0.13
Royalty on metals	0.01	0.01	0.01	0.01
Unit net cash costs	$2.58	$1.90	$2.35	$2.03
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
c.Includes $0.10 per pound of copper associated with nonrecurring labor-related charges at Cerro Verde. Refer to the supplemental schedule, "Adjusted Net Income," on page VII.
FCX's consolidated copper sales volumes from South America of 293 million pounds in third-quarter 2022 were higher than third-quarter 2021 copper sales volumes of 280 million pounds, primarily reflecting higher mining and milling rates and higher ore grades. Copper sales from South America mining are expected to approximate 1.15 billion pounds for the year 2022.

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Average unit net cash costs (net of by-product credits) for South America mining of $2.58 per pound of copper in third-quarter 2022 were higher than third-quarter 2021 unit net cash costs of $1.90, primarily reflecting higher energy, sulfuric acid and other input costs and lower molybdenum by-product credits, partly offset by higher sales volumes.
Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $2.38 per pound of copper for the year 2022, based on current sales volume and cost estimates and assuming an average price of $18.00 per pound of molybdenum in fourth-quarter 2022.
In September 2022, El Abra and its two workers' unions signed new collective labor agreements (CLAs), which expire on April 30, 2026. No significant charges are expected to be recorded associated with the new CLAs.
Indonesia Mining. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76 percent ownership interest in PT-FI and manages its mining operations. Under the terms of the 2018 shareholders agreement, FCX’s economic interest in PT-FI approximates 81 percent through 2022, and 48.76 percent thereafter. PT-FI's results are consolidated in FCX's financial statements.
Operating and Development Activities. PT-FI currently has three underground operating mines in the Grasberg minerals district: Grasberg Block Cave, DMLZ and Big Gossan. In late 2021, PT-FI achieved quarterly copper and gold production volumes approximating 100 percent of projected annualized levels of approximately 1.6 billion pounds of copper and 1.6 million ounces of gold.
PT-FI's milling rates for ore extracted from its underground mines averaged 188,700 metric tons of ore per day in third-quarter 2022, and PT-FI expects to achieve a similar milling rate in fourth-quarter 2022. The installation of additional milling facilities at PT-FI is currently expected to be completed in the second half of 2023, which would increase milling capacity to approximately 240,000 metric tons of ore per day and provide for continued annualized copper and gold production volumes of approximately 1.6 billion pounds of copper and 1.6 million ounces of gold. PT-FI is also advancing a mill recovery project with the installation of a new copper cleaner circuit that is expected to be completed in the first half of 2024, and is expected to provide incremental metal production of approximately 60 million pounds of copper and 40 thousand ounces of gold per year.
For the year 2022, PT-FI's estimated capital spending on the Grasberg Block Cave and DMLZ underground projects, including construction of a dual-fuel power plant, is expected to approximate $1.0 billion, net of scheduled contributions from PT Indonesia Asahan Aluminium (Persero) (PT Inalum, also known as MIND ID). In accordance with applicable accounting guidance, the aggregate costs (before scheduled contributions from PT Inalum), which are expected to approximate $1.2 billion for the year 2022, will be reflected as an investing activity in FCX's cash flow statement and contributions from PT Inalum will be reflected as a financing activity.
Kucing Liar. PT-FI commenced long-term mine development activities for its Kucing Liar deposit during 2021, which is expected to produce over 6 billion pounds of copper and 5 million ounces of gold between 2028 and the end of 2041. Pre-production development activities will occur over an approximate 10-year timeframe, and capital investments are expected to average approximately $400 million per year over the next 10 years. At full operating rates, annual production from Kucing Liar is expected to approximate 600 million pounds of copper and 500 thousand ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PT-FI's experience and long-term success in block-cave mining.
Indonesia Smelter. In connection with PT-FI’s 2018 agreement with the Indonesia government to secure the extension of its long-term mining rights, PT-FI committed to construct additional domestic smelting capacity totaling 2 million metric tons of concentrate per year by the end of 2023 (subject to force majeure provisions).
PT-FI is actively engaged in the following projects for additional domestic smelting capacity:
•Construction of a greenfield smelter in Gresik, Indonesia with a capacity to process approximately 1.7 million metric tons of copper concentrate per year. The smelter construction is advancing and is expected to be completed as soon as feasible in 2024 at an estimated cost of $3.0 billion, including $2.8 billion for a construction contract (excluding capitalized interest, owner’s costs and commissioning) and $0.2 billion for investment in a desalinization plant.
•Expansion of PT Smelting's capacity by 30 percent to 1.3 million metric tons of concentrate per year, which is expected to be completed by the end of 2023. PT-FI completed agreements in November 2021 with the majority owner of PT Smelting to implement the expansion plans. PT-FI is funding the cost of the expansion,

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estimated to approximate $250 million, with a loan that will convert to equity, increasing ownership in PT Smelting from a 39.5 percent ownership interest to a majority ownership interest once the expansion is complete. FCX and PT-FI will consolidate PT Smelting's results following the increase to a majority ownership.
◦Commencing in 2023, PT-FI's commercial arrangement with PT Smelting will convert to a tolling arrangement. PT-FI will pay PT Smelting a tolling fee to smelt and refine its concentrate and will retain title of all products for sale to third parties. This is not expected to result in a significant change in PT-FI's economics but will impact the timing of PT-FI's sales during 2023.
•Construction of a precious metals refinery (PMR) to process gold and silver from the greenfield smelter and PT Smelting at an estimated cost of $400 million.
Capital expenditures for the greenfield smelter and PMR (collectively, the Indonesia smelter projects) totaled $0.5 billion during the first nine months of 2022 and are expected to approximate $0.9 billion for the year 2022. Capital expenditures for the Indonesia smelter projects are being funded with proceeds received from PT-FI's senior notes offering and availability under its revolving credit facility.
Construction of the additional domestic smelter capacity will result in the elimination of export duties, providing an offset to the economic cost associated with the Indonesia smelter projects. Based on current development progress of additional smelting capacity, PT-FI expects export duties to be reduced from the current rate of 5 percent to 2.5 percent by the end of 2022.
Mining Rights. PT-FI and the Indonesia government have begun preliminary discussions regarding the extension of PT-FI's mining rights under its special mining license (IUPK) beyond 2041. PT-FI believes an extension beyond 2041 would enable continuity of operations and the identification of additional resource development opportunities in the Grasberg minerals district.
Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022		2021	2022		2021
Copper (millions of recoverable pounds)
Production	381		350	1,169		956
Sales	406		378	1,195		946
Average realized price per pound	$3.45		$4.11	$3.71		$4.21

Gold (thousands of recoverable ounces)
Production	445		371	1,330		968
Sales	476		399	1,356		957
Average realized price per ounce	$1,683		$1,757	$1,786		$1,780

Unit net cash costs per pound of copper[a]
Site production and delivery, excluding adjustments	$1.81	[b]	$1.46	$1.55	[b]	$1.49
Gold and silver credits	(2.00)		(1.97)	(2.11)		(1.91)
Treatment charges	0.23		0.24	0.24		0.24
Export duties	0.20		0.19	0.20		0.15
Royalty on metals	0.20		0.25	0.24		0.26
Unit net cash costs	$0.44		$0.17	$0.12		$0.23
a.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.
b.Includes charges totaling $0.05 per pound in the third quarter and $0.02 per pound for the first nine months for nonrecurring costs associated with PT-FI's environmental commitments.
PT-FI's consolidated sales of 406 million pounds of copper and 476 thousand ounces of gold in third-quarter 2022 were higher than third-quarter 2021 consolidated sales of 378 million pounds of copper and 399 thousand ounces of gold, primarily reflecting increased operating rates at the Grasberg minerals district, partially offset by

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lower copper ore grades. Consolidated sales volumes from PT-FI are expected to approximate 1.6 billion pounds of copper and 1.8 million ounces of gold for the year 2022.
PT-FI's unit net cash costs (net of gold and silver credits) of $0.44 per pound of copper in third-quarter 2022 were higher than unit net cash costs of $0.17 per pound in third-quarter 2021, primarily reflecting higher energy costs and increased operating rates, partly offset by higher sales volumes.
Assuming an average gold price $1,700 per ounce in fourth-quarter 2022 and achievement of current sales volumes and cost estimates, unit net cash costs (net of gold and silver credits) for PT-FI are expected to approximate $0.19 per pound of copper for the year 2022. PT-FI's average unit net cash costs for the year 2022 would change by approximately $0.04 per pound of copper for each $100 per ounce change in the average price of gold in fourth-quarter 2022.

Molybdenum Mines. FCX operates two wholly owned molybdenum mines in Colorado - the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX's North America and South America copper mines is processed at FCX's conversion facilities.
Operating and Development Activities. Production from the molybdenum mines totaled 8 million pounds of molybdenum in third-quarter 2022 and 9 million pounds of molybdenum in third-quarter 2021. FCX's consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the Molybdenum mines and at FCX's North America and South America copper mines, which are presented on page 3.
Average unit net cash costs for the Molybdenum mines of $12.10 per pound of molybdenum in third-quarter 2022 were higher than average unit net cash costs of $8.54 per pound in third-quarter 2021, primarily reflecting increased contract labor largely for a pushback at the Climax mine, and higher energy and other input costs. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $11.45 per pound of molybdenum for the year 2022.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page XIII.

EXPLORATION
FCX's mining exploration activities are primarily associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. Exploration results continue to indicate opportunities for significant future potential reserve additions at FCX's existing properties in North America and South America. Exploration expenditures for the year 2022, primarily to advance Lone Star and other opportunities at FCX's North America copper mines, are expected to approximate $115 million, compared with $50 million in 2021. FCX has long-lived reserves and a significant resource position in its existing portfolio.
LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At September 30, 2022, FCX had $8.6 billion in consolidated cash and cash equivalents and $3.5 billion of availability under its revolving credit facility. In addition, PT-FI and Cerro Verde have $1.3 billion and $350 million, respectively, of availability under their respective revolving credit facilities.
Operating Cash Flows. FCX generated operating cash flows of $0.8 billion (net of $0.3 billion of working capital and other uses) in third-quarter 2022 and $4.1 billion (net of $1.0 billion of working capital and other uses) for the first nine months of 2022.
Based on current sales volume and cost estimates, and assuming average prices of $3.50 per pound of copper, $1,700 per ounce of gold and $18.00 per pound of molybdenum in fourth-quarter 2022, FCX's consolidated operating cash flows are estimated to approximate $4.7 billion (net of $1.4 billion of working capital and other uses) for the year 2022. The impact of price changes during fourth-quarter 2022 on operating cash flows for the year 2022 would approximate $100 million for each $0.10 per pound change in the average price of copper, $35 million for each $100 per ounce change in the average price of gold and $15 million for each $2 per pound change in the average price of molybdenum.

9

Capital Expenditures. Capital expenditures totaled $0.8 billion in third-quarter 2022 (including $0.4 billion for major mining projects and $0.2 billion for the Indonesia smelter projects) and $2.4 billion for the first nine months of 2022 (including $1.2 billion for major mining projects and $0.5 billion for the Indonesia smelter projects).
Capital expenditures are expected to approximate $3.6 billion for the year 2022 (including $1.8 billion for major mining projects and $0.9 billion for the Indonesia smelter projects). Projected capital expenditures for major mining projects include $1.4 billion for planned projects primarily associated with underground mine development in the Grasberg minerals district and supporting mill and power capital costs and $0.4 billion for discretionary growth projects. Capital expenditures for the Indonesia smelter projects are being funded with the proceeds received from PT-FI's senior notes offerings and availability under its revolving credit facility.
Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, net of noncontrolling interests' share, taxes and other costs at September 30, 2022 (in billions):

Cash at domestic companies	$4.6
Cash at international operations	4.0	[a]
Total consolidated cash and cash equivalents	8.6
Noncontrolling interests' share	(1.0)
Cash, net of noncontrolling interests' share	7.6
Withholding taxes	(0.3)
Net cash available	$7.3
a.Includes $2.2 billion from PT-FI's senior notes offerings that is expected to be used to finance the Indonesia smelter projects.

Debt. Following is a summary of total debt and the weighted-average interest rates at September 30, 2022 (in billions, except percentages):

		Weighted- Average Interest Rate
Senior notes:
Issued by FCX[a]	$7.3	4.8%
Issued by PT-FI	3.0	5.4%
Issued by Freeport Minerals Corporation	0.3	7.5%
Other	0.1	1.3%
Total debt	$10.7	5.0%
a.Includes $1.0 billion maturing in March 2023 with redemption rights at par in December 2022.
At September 30, 2022, there were no borrowings and $8 million in letters of credit issued under FCX's $3.5 billion revolving credit facility. In October 2022, FCX entered into a new $3.0 billion revolving credit facility that matures in October 2027 and replaces its prior revolving credit facility. The terms of the new facility are substantially similar to FCX's prior facility.
FCX has purchased approximately $1.1 billion aggregate principal amount of its senior notes in open-market transactions during 2022 (through October 19, 2022) for a total cost of $1.0 billion (including $402 million aggregate principal amount in third-quarter 2022), resulting in annual cash interest savings of approximately $50 million. During third-quarter 2022, FCX recorded a gain on early extinguishment of debt totaling $20 million associated with its senior note purchases.

FINANCIAL POLICY
FCX's financial policy is aligned with its strategic objectives of maintaining a strong balance sheet and increasing cash returns to shareholders while advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50 percent of available cash flows generated after planned capital spending and distributions to noncontrolling interests would be allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding project debt for additional smelting capacity in Indonesia). The Board of Directors (the Board) will review the structure of the performance-based payout framework at least annually.

10

At September 30, 2022, FCX's net debt, excluding net debt for the Indonesia smelter projects, totaled $1.3 billion. Refer to the supplemental schedule, "Net Debt," on page IX.
On September 21, 2022, FCX declared dividends totaling $0.15 per share on its common stock (which included a $0.075 per share quarterly base cash dividend and a $0.075 per share quarterly variable cash dividend), which will be paid on November 1, 2022, to shareholders of record as of October 14, 2022. The declaration and payment of dividends (base or variable) is at the discretion of the Board and will depend on FCX's financial results, cash requirements, business prospects, global economic conditions and other factors deemed relevant by the Board.
In July 2022, the Board authorized an increase in the share repurchase program up to $5.0 billion. No shares have been purchased since July 11, 2022. FCX has acquired 47.9 million shares of its common stock for a total cost of $1.8 billion ($38.35 average cost per share) under its share repurchase program, including 35.1 million shares for a total cost of $1.3 billion ($38.36 average cost per share) during 2022. As of October 19, 2022, FCX has 1.43 billion shares of common stock outstanding and $3.2 billion is available under its share repurchase program. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's third-quarter 2022 results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, November 18, 2022.
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FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to business outlook, strategy, goals or targets; global market conditions; ore grades and milling rates; production and sales volumes; unit net cash costs and operating costs; capital expenditures; operating plans; cash flows; liquidity; PT-FI’s financing, construction and completion of additional domestic smelting capacity in Indonesia in accordance with the terms of its IUPK; extension of PT-FI's IUPK beyond 2041; FCX’s commitment to deliver responsibly produced copper, including plans to implement and validate its operating sites under specific frameworks; execution of FCX's energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business related thereto; achievement of climate commitments by 2030 and 2050 net zero aspiration; improvements in operating procedures and technology innovations; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal proceedings; debt repurchases and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” "commitments," "pursues," "initiatives," "objectives," "opportunities," "strategy" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), and timing and amount of any share repurchases is at the discretion of the Board and management, respectively, and is subject to a number of factors, including maintaining FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, business prospects, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper; changes in FCX’s cash requirements, financial position, financing or investment plans; changes in general market, economic, tax, regulatory or industry conditions, including as a result of Russia’s invasion of Ukraine or potential global economic downturn or recession; reductions in liquidity and access to capital; the ongoing COVID-19 pandemic and

11

any future public health crisis; political and social risks; operational risks inherent in mining, with higher inherent risks in underground mining; fluctuations in price and availability of commodities purchased; constraints on supply, logistics and transportation services; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; production rates; timing of shipments; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesia government’s extension of PT-FI’s export license after March 19, 2023; satisfaction of requirements in accordance with PT-FI’s IUPK to extend mining rights from 2031 through 2041; the Indonesia government’s approval of a deferred schedule for completion of additional domestic smelting capacity in Indonesia; discussions relating to extension of PT-FI's IUPK beyond 2041; cybersecurity incidents; labor relations, including labor-related work stoppages and costs; the results of the human health assessment to evaluate the potential impacts of tailings and mining waste, and compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks and litigation results; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovation, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains financial measures such as net debt, adjusted net income and unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release.

12

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended September 30,
	2022	2021	2022		2021
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	159	160	156		162
Safford (100%)	76	74	72		70
Bagdad (100%)	44	51	42		48
Sierrita (100%)	43	42	43		46
Chino (100%)	34	33	31		32
Tyrone (100%)	15	15	14		14
Miami (100%)	2	2	3		3
Total North America	373	377	361		375

South America
Cerro Verde (53.56%)	242	226	232		244
El Abra (51%)	60	34	61		36
Total South America	302	260	293		280

Indonesia
Grasberg (48.76%)[b]	381	350	406		378
Total	1,056	987	1,060	[c]	1,033	[c]
Less noncontrolling interests	214	187	213		202
Net	842	800	847		831

Average realized price per pound			$3.50		$4.20

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	3	3	4		3
Indonesia (48.76%)[b]	445	371	476		399
Consolidated	448	374	480		402
Less noncontrolling interests	83	70	89		75
Net	365	304	391		327

Average realized price per ounce			$1,683		$1,757

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	5	5	N/A		N/A
Henderson (100%)	3	4	N/A		N/A
North America copper mines (100%)[a]	7	9	N/A		N/A
Cerro Verde (53.56%)	4	5	N/A		N/A
Consolidated	19	23	17		20
Less noncontrolling interests	2	3	2		2
Net	17	20	15		18

Average realized price per pound			$17.05		$18.61

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT Freeport Indonesia (PT-FI) approximates 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 48 million pounds in third-quarter 2022 and 28 million pounds in third-quarter 2021.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Nine Months Ended September 30,
	2022	2021	2022		2021
MINING OPERATIONS:	Production		Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	485	470	495		474
Safford (100%)	215	202	215		188
Sierrita (100%)	143	144	146		143
Bagdad (100%)	124	134	130		137
Chino (100%)	91	91	93		82
Tyrone (100%)	43	40	44		38
Miami (100%)	8	9	8		10
Total North America	1,109	1,090	1,131		1,072

South America
Cerro Verde (53.56%)	720	649	704		648
El Abra (51%)	142	115	141		121
Total South America	862	764	845		769

Indonesia
Grasberg (48.76%)[b]	1,169	956	1,195		946
Total	3,140	2,810	3,171	[c]	2,787	[c]
Less noncontrolling interests	623	537	619		538
Net	2,517	2,273	2,552		2,249

Average realized price per pound			$3.88		$4.22

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	9	8	9		8
Indonesia (48.76%)[b]	1,330	968	1,356		957
Consolidated	1,339	976	1,365		965
Less noncontrolling interests	249	181	254		179
Net	1,090	795	1,111		786

Average realized price per ounce			$1,786		$1,780

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	14	14	N/A		N/A
Henderson (100%)	9	9	N/A		N/A
North America copper mines (100%)[a]	22	26	N/A		N/A
Cerro Verde (53.56%)	18	14	N/A		N/A
Consolidated	63	63	56		63
Less noncontrolling interests	8	7	7		7
Net	55	56	49		56

Average realized price per pound			$18.64		$14.36

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. FCX’s economic interest in PT-FI approximates 81 percent through 2022 and 48.76 percent thereafter.

c. Consolidated sales volumes exclude purchased copper of 86 million pounds for the first nine months of 2022 and 149 million pounds for the first nine months of 2021.
II

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	622,200	579,100	684,200	656,900
Average copper ore grade (percent)	0.30	0.30	0.29	0.29
Copper production (millions of recoverable pounds)	260	270	759	797

Mill Operations
Ore milled (metric tons per day)	294,600	274,300	297,600	269,000
Average ore grades (percent):
Copper	0.36	0.39	0.37	0.38
Molybdenum	0.02	0.03	0.02	0.03
Copper recovery rate (percent)	82.3	81.6	82.2	80.9
Production (millions of recoverable pounds):
Copper	174	170	538	476
Molybdenum	8	10	23	27

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	175,200	171,600	157,700	171,900
Average copper ore grade (percent)	0.34	0.30	0.35	0.33
Copper production (millions of recoverable pounds)	85	62	217	188

Mill Operations
Ore milled (metric tons per day)	403,900	380,300	408,500	381,500
Average ore grades (percent):
Copper	0.32	0.31	0.32	0.30
Molybdenum	0.01	0.01	0.01	0.01
Copper recovery rate (percent)	85.4	86.1	85.5	86.3
Production (millions of recoverable pounds):
Copper	217	199	645	576
Molybdenum	4	5	18	14

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	100,600	76,500	100,900	64,300
Deep Mill Level Zone underground mine	81,400	59,700	79,000	53,500
Big Gossan underground mine	7,600	7,400	7,500	7,500
Other adjustments[a]	(900)	13,800	3,400	16,300
Total	188,700	157,400	190,800	141,600
Average ore grades:
Copper (percent)	1.17	1.30	1.20	1.32
Gold (grams per metric ton)	1.07	1.05	1.06	1.04
Recovery rates (percent):
Copper	90.1	90.1	89.8	90.0
Gold	77.2	78.6	77.9	77.8
Production (recoverable):
Copper (millions of pounds)	381	350	1,169	956
Gold (thousands of ounces)	445	371	1,330	968

100% Molybdenum Mines
Ore milled (metric tons per day)	25,400	24,800	24,600	22,000
Average molybdenum ore grade (percent)	0.18	0.19	0.18	0.19
Molybdenum production (millions of recoverable pounds)	8	9	23	23

a.Also includes ore extracted and milled from the Deep Ore Zone underground mine ore body, which was depleted at the end of 2021.
III

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2022		2021		2022		2021
	(In Millions, Except Per Share Amounts)
Revenues[a]	$5,003		$6,083		$17,022	[b]	$16,681
Cost of sales:
Production and delivery[b,c,d]	3,366		3,009	[e]	9,519		8,862	[e]
Depreciation, depletion and amortization	508		528		1,504		1,430
Metals inventory adjustments	25		14		43		15
Total cost of sales	3,899		3,551		11,066		10,307
Selling, general and administrative expenses	98		102		313		289
Mining exploration and research expenses	38		15		87		36
Environmental obligations and shutdown costs	6		13		51		51
Net gain on sales of assets	—		(60)		(2)		(63)
Total costs and expenses	4,041		3,621		11,515		10,620
Operating income	962		2,462		5,507		6,061
Interest expense, net[f]	(140)	[b,d]	(138)		(423)	[b,d]	(431)	[b]
Net gain on early extinguishment of debt	20		—		28		—
Other income, net	25	[d]	36		67	[d]	56	[b]
Income before income taxes and equity in affiliated companies' net earnings (losses)	867		2,360		5,179		5,686
Provision for income taxes[g]	(315)		(628)		(1,710)		(1,674)
Equity in affiliated companies' net earnings (losses)	8		(9)		33		(5)
Net income	560		1,723		3,502		4,007
Net income attributable to noncontrolling interests	(156)		(324)		(731)		(807)
Net income attributable to common stockholders[h]	$404		$1,399		$2,771		$3,200

Diluted net income per share attributable to common stock	$0.28		$0.94		$1.90		$2.16

Diluted weighted-average common shares outstanding	1,439		1,484		1,455		1,481

Dividends declared per share of common stock	$0.15		$0.075		$0.45		$0.225

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," beginning on page IX.
b.Includes PT-FI net credits (charges) totaling $17 million in third-quarter 2022, $1 million in third-quarter 2021, $(34) million for the first nine months of 2022 and $(53) million for the first nine months of 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," on page VII.
c.FCX is engaged in various studies associated with potential future expansion projects primarily at its mining operations. Production and delivery costs include charges for these feasibility and optimization studies totaling $34 million in third-quarter 2022, $20 million in third-quarter 2021, $84 million for the first nine months of 2022 and $36 million for the first nine months of 2021.
d.Includes other net (charges) credits totaling $(21) million in third-quarter 2022, $1 million in third-quarter 2021, $(37) million for the first nine months of 2022 and $(12) million for the first nine months of 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," on page VII.
e.Includes nonrecurring labor-related charges at Cerro Verde totaling $5 million in third-quarter 2021 and $74 million for the first nine months of 2021, which are summarized in the supplemental schedule, "Adjusted Net Income," on page VII.
f.Consolidated interest costs (before capitalization) totaled $182 million in third-quarter 2022, $157 million in third-quarter 2021, $524 million for the first nine months of 2022 and $482 million for the first nine months of 2021. Higher interest costs (before capitalization) in the 2022 periods are primarily related to PT-FI's senior notes that were issued in April 2022.
g.For a summary of FCX's income taxes, refer to the supplemental schedule, "Income Taxes," on page VIII.
h.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page X.
IV

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2022	2021
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$8,578	$8,068
Trade accounts receivable	844	1,168
Income and other tax receivables	485	574
Inventories:
Materials and supplies, net	1,873	1,669
Mill and leach stockpiles	1,369	1,170
Product	1,577	1,658
Other current assets	647	523
Total current assets	15,373	14,830
Property, plant, equipment and mine development costs, net	31,814	30,345
Long-term mill and leach stockpiles	1,194	1,387
Other assets	1,546	1,460
Total assets	$49,927	$48,022

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,947	$3,495
Current portion of debt	1,032	372
Accrued income taxes	439	1,541
Current portion of environmental and asset retirement obligations	365	264
Dividends payable	216	220
Total current liabilities	5,999	5,892
Long-term debt, less current portion	9,658	9,078
Deferred income taxes	4,316	4,234
Environmental and asset retirement obligations, less current portion	4,223	4,116
Other liabilities	1,550	1,683
Total liabilities	25,746	25,003

Equity:
Stockholders' equity:
Common stock	161	160
Capital in excess of par value	25,483	25,875
Accumulated deficit	(4,604)	(7,375)
Accumulated other comprehensive loss	(385)	(388)
Common stock held in treasury	(5,701)	(4,292)
Total stockholders' equity	14,954	13,980
Noncontrolling interests[a]	9,227	9,039
Total equity	24,181	23,019
Total liabilities and equity	$49,927	$48,022

a. Includes $4.6 billion associated with the December 2018 PT-FI transaction, including $4.1 billion associated with the PT Indonesia Asahan Aluminium (Persero) acquisition of Rio Tinto's joint venture interest.

V

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2022	2021
	(In Millions)
Cash flow from operating activities:
Net income	$3,502	$4,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,504	1,430
Metals inventory adjustments	43	15
Net gain on sales of assets	(2)	(63)
Stock-based compensation	75	79
Net charges for environmental and asset retirement obligations, including accretion	180	131
Payments for environmental and asset retirement obligations	(197)	(184)
Net charges for defined pension and postretirement plans	28	3
Pension plan contributions	(52)	(75)
Net gain on early extinguishment of debt	(28)	—
Deferred income taxes	83	96
Payments for Cerro Verde royalty dispute	—	(421)	[a]
Other, net	(86)	50
Changes in working capital and other:
Accounts receivable	456	(218)
Inventories	(184)	(310)
Other current assets	(71)	(77)
Accounts payable and accrued liabilities	84	123
Accrued income taxes and timing of other tax payments	(1,265)	849
Net cash provided by operating activities	4,070	5,435

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(430)	(211)
South America	(203)	(94)
Indonesia mining	(1,148)	(904)
Indonesia smelter projects	(517)	(79)
Molybdenum mines	(16)	(4)
Other	(108)	(52)
Proceeds from sale of Freeport Cobalt	—	150
Proceeds from sales of assets	102	21
Loans to PT Smelting for expansion	(51)	—
Acquisition of minority interest in PT Smelting	—	(33)
Other, net	(10)	(25)
Net cash used in investing activities	(2,381)	(1,231)

Cash flow from financing activities:
Proceeds from debt	5,366	633
Repayments of debt	(4,073)	(672)
Cash dividends and distributions paid:
Common stock	(652)	(220)
Noncontrolling interests	(625)	(187)
Treasury stock purchases	(1,347)	—
Contributions from noncontrolling interests	142	135
Proceeds from exercised stock options	106	189
Payments for withholding of employee taxes related to stock-based awards	(55)	(19)
Debt financing costs and other, net	(41)	(47)
Net cash used in financing activities	(1,179)	(188)

Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	510	4,016
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	8,314	3,903
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[b]	$8,824	$7,919
a.Cerro Verde paid the balance of its royalty dispute liabilities in third-quarter 2021.
b.Includes restricted cash and cash equivalents of $246 million at September 30, 2022, and $247 million at September 30, 2021.
VI

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
Adjusted net income is intended to provide investors and others with information about FCX's recurring operating performance. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income follows, which may not be comparable to similarly titled measures reported by other companies (in millions, except per share amounts).

	Three Months Ended September 30,
	2022						2021
	Pre-tax		After-tax[a]		Per Share		Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$404		$0.28		N/A		$1,399	$0.94

Metals inventory adjustments	$(25)	[b]	$(10)		$(0.01)		$(14)		$(14)	$(0.01)
Net adjustments to environmental obligations	5		5		—		2		2	—
Cerro Verde labor agreement	—		—		—		(5)		(2)	—
PT-FI net credits	17	[c]	8		0.01		1	[c]	12	0.01
Net gain on sales of assets	—		—		—		60		34	0.02
Net gain on early extinguishment of debt	20		20		0.01		—		—	—
Other net (charges) credits	(21)	[d]	(11)		(0.01)		1	[e]	(8)	(0.01)
Net tax credits[f]	N/A		16		0.01		N/A		55	0.04
	$(2)	[g]	$29	[g]	$0.02	[g]	$45		$79	$0.05

Adjusted net income attributable to common stock	N/A		$375		$0.26		N/A		$1,320	$0.89

	Nine Months Ended September 30,
	2022					2021
	Pre-tax		After-tax[a]		Per Share	Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$2,771		$1.90	N/A		$3,200	$2.16

Metals inventory adjustments	$(43)	[b]	$(21)		$(0.01)	$(15)		$(15)	$(0.01)
PT-FI net charges	(34)	[c]	(23)		(0.02)	(53)	[c]	(36)	(0.02)
Net adjustments to environmental obligations	(8)		(8)		(0.01)	(15)		(15)	(0.01)
Cerro Verde labor agreement	—		—		—	(74)		(24)	(0.02)
Net gain on sales of assets	2		2		—	63		37	0.02
Net gain on early extinguishment of debt	28		33		0.02	—		—	—
Other net charges	(37)	[d]	(23)		(0.01)	(12)	[e]	(18)	(0.01)
Net tax credits[f]	N/A		16		0.01	N/A		55	0.04
	$(91)	[g]	$(23)	[g]	$(0.02)	$(106)		$(16)	$(0.01)

Adjusted net income attributable to common stock	N/A		$2,794		$1.92	N/A		$3,216	$2.17

a.Reflects impact to FCX net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Includes stockpile write-offs at Cerro Verde totaling $1 million in third-quarter 2022 and $10 million for the first nine months of 2022.
c.Reflects net (charges) credits associated with contested matters at PT-FI (including historical tax audits and an administrative fine levied by the Indonesia government), asset impairments and exposure for additional export duties for prior periods, which were recorded to the following (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$—	$—	$(18)	$—
Production and delivery	$21	$1	$(12)	$(29)
Interest expense, net	$(4)	$—	$(4)	$(8)
Other income, net	$—	$—	$—	$(16)
d.Reflects net (charges) credits primarily associated with a historical tax audit, asset retirement obligation adjustments (ARO), a litigation settlement and contract cancellation costs, which were recorded to production and delivery ($(19) million in third-quarter and $(35) million for the first nine months of 2022), other income, net ($(11) million for the third quarter and first nine months of 2022) and interest expense, net ($9 million for the third quarter and first nine months of 2022).
e.Includes credits recorded to production and delivery associated with ARO adjustments ($1 million in third-quarter and $17 million for the first nine months of 2021). The first nine months of 2021 also include other net charges recorded to production and delivery ($29 million), primarily associated with employee separation charges and international tax matters.
f.Refer to "Income Taxes" below for further discussion of net tax credits.
g.Does not foot because of rounding.
VII

Freeport-McMoRan Inc.
INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision (in millions, except percentages):

	Three Months Ended September 30,
	2022					2021
				Income Tax					Income Tax
	Income	Effective		(Provision)		Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit		(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$(55)	—%	[c]	$—		$581	1%	[c]	$(4)
South America	26	(58)%		15	[d]	502	44%		(220)
Indonesia	855	40%		(343)		1,181	32%		(382)	[e]
Eliminations and other	41	N/A		(18)		96	N/A		14
Rate adjustment[f]	—	N/A		31		—	N/A		(36)
Continuing operations	$867	36%		$(315)		$2,360	27%		$(628)

	Nine Months Ended September 30,
	2022					2021
				Income Tax					Income Tax
	Income	Effective		(Provision)		Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit		(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$854	1%	[c]	$(5)		$1,324	1%	[c]	$(7)
South America	802	36%		(287)	[d]	1,425	40%		(576)
Indonesia	3,480	39%		(1,363)		2,940	37%		(1,101)	[e]
Eliminations and other	43	N/A		(25)		(3)	N/A		19
Rate adjustment[f]	—	N/A		(30)		—	N/A		(9)
Continuing operations	$5,179	33%		$(1,710)		$5,686	29%		$(1,674)

a.Represents income before income taxes and equity in affiliated companies' net earnings (losses).
b.In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.
c.Includes valuation allowance release on prior year unbenefited net operating losses (NOLs).
d.The third quarter and first nine months of 2022 include a tax credit of $31 million ($16 million net of noncontrolling interest) primarily associated with completion of Cerro Verde's 2016 tax audit.
e.The third quarter and first nine months of 2021 include net tax benefits of $69 million ($55 million net of noncontrolling interest) associated with the release of a portion of the valuation allowances recorded against PT Rio Tinto Indonesia (PT RTI) NOLs and $24 million ($19 million net of noncontrolling interest) primarily associated with the reversal of a tax reserve related to the treatment of prior year contractor support costs; partly offset by a tax charge of $10 million ($8 million net of noncontrolling interest) associated with the audit of PT-FI's 2019 tax returns.
f.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
Assuming achievement of current sales volume and cost estimates and average prices of $3.50 per pound for copper, $1,700 per ounce for gold and $18.00 per pound for molybdenum in fourth-quarter 2022, FCX estimates its consolidated effective tax rate for the year 2022 would approximate 34 percent (which would result in a 38 percent effective tax rate in fourth-quarter 2022). Changes in projected sales volumes and average prices during fourth-quarter 2022 would incur tax impacts at estimated effective rates of 40 percent for Peru, 38 percent for Indonesia and 0 percent for the U.S.
On August 16, 2022, the U.S. Inflation Reduction Act of 2022 (the Inflation Reduction Act) was signed into law, which includes, among other provisions, a new corporate alternative minimum tax of 15 percent on the adjusted financial statement income (AFSI) of corporations with average AFSI exceeding $1.0 billion over a three-year period. Additionally, the Inflation Reduction Act imposes a new excise tax of 1 percent on the fair market value of net corporate stock repurchases. These provisions are effective for tax years beginning after December 31, 2022. FCX continues to analyze the impacts of the Inflation Reduction Act on its future results of operations. The Inflation Reduction Act had no impact on FCX’s financial statements for the third quarter or first nine months of 2022.

VIII

Freeport-McMoRan Inc.
NET DEBT
Net debt, which FCX defines as consolidated debt less consolidated cash and cash equivalents, is intended to provide investors with information related to the performance-based payout framework in FCX’s financial policy, which requires achievement of a net debt target in the range of $3 billion to $4 billion (excluding project debt for additional smelting capacity in Indonesia). This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX's net debt, which may not be comparable to similarly titled measures reported by other companies follows (in billions):

	As of September 30, 2022	As of December 31, 2021
Current portion of debt	$1.0	$0.4
Long-term debt, less current portion	9.7	9.1
Consolidated debt	10.7	9.5
Less: consolidated cash and cash equivalents	8.6	8.1
FCX net debt	2.1	1.4
Less: net debt for Indonesia smelter projects[a]	0.8	0.2
FCX net debt, excluding Indonesia smelter projects	$1.3	1.2
a.Includes consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $2.2 billion as of September 30, 2022, and consolidated debt of $0.4 billion and consolidated cash and cash equivalents of $0.2 billion as of December 31, 2021.

DERIVATIVE INSTRUMENTS
For the nine months ended September 30, 2022, FCX's mined copper was sold 60 percent in concentrate, 18 percent as cathode and 22 percent as rod from North America operations. Substantially all of FCX's copper concentrate and cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $3.51 per pound during third-quarter 2022 and settled at $3.47 per pound on September 30, 2022. Because a significant portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of the average recorded copper price for the period. FCX's average realized copper price was $3.50 per pound in third-quarter 2022.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended September 30,
	2022			2021
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$(228)	$(44)	$(272)	$(9)	$(93)	$(102)
Net income attributable to common stock	$(95)	$(21)	$(116)	$(3)	$(36)	$(39)
Net income per share of common stock	$(0.07)	$(0.01)	$(0.08)	$—	$(0.03)	$(0.03)
a.Reflects adjustments to provisionally priced copper sales at June 30, 2022 and 2021.
b.Reflects adjustments to provisionally priced copper sales during the third quarters of 2022 and 2021.

	Nine Months Ended September 30,
	2022			2021
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$58	$(832)	$(774)	$169	$54	$223
Net income attributable to common stock	$24	$(343)	$(319)	$65	$17	$82
Net income per share of common stock	$0.02	$(0.24)	$(0.22)	$0.05	$0.01	$0.06
a.Reflects adjustments to provisionally priced copper sales at December 31, 2021 and 2020.
b.Reflects adjustments to provisionally priced copper sales for the first nine months of 2022 and 2021.

IX

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS (continued)
At September 30, 2022, FCX had provisionally priced copper sales at its copper mining operations totaling 523 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $3.45 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the price realized from the quarter-end provisional price would have an approximate $16 million effect on 2022 net income attributable to common stock. The LME copper price settled at $3.37 per pound on October 19, 2022.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and on 39.5 percent of PT-FI's sales to PT Smelting (PT-FI's 39.5 percent-owned Indonesia smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions (reductions) to operating income totaling $33 million ($14 million to net income attributable to common stock) in third-quarter 2022, $41 million ($48 million to net income attributable to common stock) in third-quarter 2021, $73 million ($37 million to net income attributable to common stock) for the first nine months of 2022 and $(144) million ($(97) million to net income attributable to common stock) for the first nine months of 2021. FCX's net deferred profits on its inventories at Atlantic Copper and PT Smelting to be recognized in future periods' net income attributable to common stock totaled $105 million at September 30, 2022. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci and Cerro Verde copper mines, the Grasberg minerals district (Indonesia Mining), the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
X

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate,
	North America Copper Mines			South America Mining							Copper	Other
				Cerro			Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde	Other	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended September 30, 2022
Revenues:
Unaffiliated customers	$18	$74	$92	$666	$215	$881	$1,726	[a]	$—	$1,436	$604	$264	[b]	$5,003
Intersegment	551	805	1,356	83	—	83	72		127	7	5	(1,650)		—
Production and delivery	408	736	1,144	579	221	800	663		94	1,450	604	(1,389)		3,366
Depreciation, depletion and amortization	44	56	100	84	14	98	265		18	1	8	18		508
Metals inventory adjustments	2	1	3	2	20	22	—		—	—	—	—		25
Selling, general and administrative expenses	—	1	1	2	—	2	26		—	—	6	63		98
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	38		38
Environmental obligations and shutdown costs	—	1	1	—	—	—	—		—	—	—	5		6
Operating income (loss)	115	84	199	82	(40)	42	844		15	(8)	(9)	(121)		962

Interest expense, net	—	1	1	5	—	5	15		—	—	4	115		140
Provision for (benefit from) income taxes	—	—	—	3	(18)	(15)	343		—	—	—	(13)		315
Total assets at September 30, 2022	2,996	5,456	8,452	8,390	1,826	10,216	20,496		1,701	216	1,082	7,764		49,927
Capital expenditures	71	83	154	41	38	79	389		7	2	17	188	[c]	836

Three Months Ended September 30, 2021
Revenues:
Unaffiliated customers	$16	$64	$80	$979	$149	$1,128	$1,961	[a]	$—	$1,697	$783	$434	[b]	$6,083
Intersegment	711	1,020	1,731	95	—	95	81		151	7	—	(2,065)		—
Production and delivery	312	592	904	533	97	630	569		70	1,701	765	(1,630)		3,009
Depreciation, depletion and amortization	40	54	94	101	10	111	280		19	1	7	16		528
Metals inventory adjustments	13	—	13	—	—	—	—		—	—	—	1		14
Selling, general and administrative expenses	—	1	1	2	—	2	28		—	—	5	66		102
Mining exploration and research expenses	—	1	1	—	—	—	—		—	—	—	14		15
Environmental obligations and shutdown costs	(1)	(1)	(2)	—	—	—	—		—	—	—	15		13
Net gain on sales of assets	—	—	—	—	—	—	—		—	—	—	(60)	[d]	(60)
Operating income (loss)	363	437	800	438	42	480	1,165		62	2	6	(53)		2,462

Interest expense, net	—	1	1	6	—	6	1		—	—	1	129		138
Provision for (benefit from) income taxes	—	—	—	197	24	221	382	[e]	—	—	(1)	26		628
Total assets at September 30, 2021	2,586	5,244	7,830	8,554	1,843	10,397	18,592		1,726	278	1,067	7,027		46,917
Capital expenditures	42	74	116	41	6	47	328		1	1	5	43	[c]	541
a.Includes PT-FI's sales to PT Smelting totaling $572 million in third-quarter 2022 and $795 million in third-quarter 2021.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Primarily includes capital expenditures for the greenfield smelter and precious metals refinery (collectively, the Indonesia smelter projects).
d.Represents the gain on the sale of FCX's remaining cobalt business located in Kokkola, Finland (Freeport Cobalt).
e.Includes net tax benefits of $69 million associated with the release of a portion of the valuation allowances recorded against PT RTI NOLs.

XI

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
												Atlantic		Corporate,
	North America Copper Mines			South America Mining								Copper		Other
				Cerro				Indonesia		Molybdenum	Rod &	Smelting		& Elimi-		FCX
	Morenci	Other	Total	Verde		Other	Total	Mining		Mines	Refining	& Refining		nations		Total
Nine Months Ended September 30, 2022
Revenues:
Unaffiliated customers	$125	$159	$284	$2,474		$555	$3,029	$5,972	[a]	$—	$4,932	$1,755		$1,050	[b]	$17,022
Intersegment	1,992	2,978	4,970	325		—	325	208		399	24	5		(5,931)		—
Production and delivery	1,168	2,111	3,279	1,702		510	2,212	1,853		249	4,969	1,789	[c]	(4,832)		9,519
Depreciation, depletion and amortization	132	175	307	262		35	297	775		52	3	20		50		1,504
Metals inventory adjustments	2	8	10	11		22	33	—		—	—	—		—		43
Selling, general and administrative expenses	1	2	3	6		—	6	83		—	—	19		202		313
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		86		87
Environmental obligations and shutdown costs	(13)	1	(12)	—		—	—	—		—	—	—		63		51
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—		(2)		(2)
Operating income (loss)	827	839	1,666	818		(12)	806	3,469		98	(16)	(68)		(448)		5,507

Interest expense, net	—	1	1	12		—	12	30		—	—	8		372		423
Provision for (benefit from) income taxes	—	—	—	298		(11)	287	1,363		—	—	—		60		1,710
Capital expenditures	207	223	430	109		94	203	1,148		16	6	60		559	[d]	2,422

Nine Months Ended September 30, 2021
Revenues:
Unaffiliated customers	$77	$147	$224	$2,721		$512	$3,233	$5,097	[a]	$—	$4,695	$2,264		$1,168	[b]	$16,681
Intersegment	1,996	2,783	4,779	260		—	260	189		310	20	—		(5,558)		—
Production and delivery	932	1,646	2,578	1,463	[e]	306	1,769	1,552		183	4,708	2,213		(4,141)	[c]	8,862
Depreciation, depletion and amortization	114	161	275	272		34	306	726		51	3	22		47		1,430
Metals inventory adjustments	13	—	13	—		—	—	—		1	—	—		1		15
Selling, general and administrative expenses	1	2	3	6		—	6	81		—	—	17		182		289
Mining exploration and research expenses	—	1	1	—		—	—	—		—	—	—		35		36
Environmental obligations and shutdown costs	—	(1)	(1)	—		—	—	—		—	—	—		52		51
Net gain on sales of assets	—	—	—	—		—	—	—		—	—	—		(63)	[f]	(63)
Operating income (loss)	1,013	1,121	2,134	1,240		172	1,412	2,927		75	4	12		(503)		6,061

Interest expense, net	—	1	1	31		—	31	8		—	—	4		387		431
Provision for (benefit from) income taxes	—	—	—	515		62	577	1,101	[g]	—	—	(1)		(3)		1,674
Capital expenditures	74	137	211	84		10	94	904		4	2	18		111	[d]	1,344
a.Includes PT-FI's sales to PT Smelting totaling $2.3 billion for both the first nine months of 2022 and 2021.
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Includes maintenance charges and idle facility costs associated with major maintenance turnarounds totaling $41 million at Atlantic Copper for the first nine months of 2022 and $87 million at the Miami smelter for the first nine months of 2021.
d.Primarily includes capital expenditures for the Indonesia smelter projects.
e.Includes nonrecurring charges totaling $74 million associated with labor-related charges at Cerro Verde.
f.Includes a $60 million gain on the sale of Freeport Cobalt.
g.Includes net tax benefits of $69 million associated with the release of a portion of the valuation allowances recorded against PT RTI NOLs.
XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs (credits), net which are removed from site production and delivery costs in the calculation of unit net cash costs, consist of items such as stock-based compensation costs, long-lived asset impairments, idle facility costs, restructuring and/or unusual charges (credits). As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.
XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,293		$1,293	$111	$38	$1,442
Site production and delivery, before net noncash and other costs shown below	1,000		908	104	31	1,043
By-product credits	(106)		—	—	—	—
Treatment charges	35		33	—	2	35
Net cash costs	929		941	104	33	1,078
Depreciation, depletion and amortization (DD&A)	99		91	6	2	99
Metals inventory adjustments	3		3	—	—	3
Noncash and other costs, net	38	[c]	33	4	1	38
Total costs	1,069		1,068	114	36	1,218
Other revenue adjustments, primarily for pricing on prior period open sales	(20)		(20)	—	—	(20)
Gross profit (loss)	$204		$205	$(3)	$2	$204

Copper sales (millions of recoverable pounds)	361		361
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit (loss) per pound of copper/molybdenum:

Revenues, excluding adjustments	$3.57		$3.57	$16.75
Site production and delivery, before net noncash and other costs shown below	2.76		2.51	15.60
By-product credits	(0.30)		—	—
Treatment charges	0.10		0.09	—
Unit net cash costs	2.56		2.60	15.60
DD&A	0.28		0.25	0.95
Metals inventory adjustments	0.01		0.01	—
Noncash and other costs, net	0.10	[c]	0.09	0.60
Total unit costs	2.95		2.95	17.15
Other revenue adjustments, primarily for pricing on prior period open sales	(0.06)		(0.06)	—
Gross profit (loss) per pound	$0.56		$0.56	$(0.40)

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$1,442		$1,043	$99	$3
Treatment charges	(6)		29	—	—
Noncash and other costs, net	—		38	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(20)		—	—	—
Eliminations and other	32		34	1	—
North America copper mines	1,448		1,144	100	3
Other mining[d]	4,941		3,611	390	22
Corporate, other & eliminations	(1,386)		(1,389)	18	—
As reported in FCX's consolidated financial statements	$5,003		$3,366	$508	$25

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $20 million ($0.06 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,627		$1,627	$152	$27	$1,806
Site production and delivery, before net noncash and other costs shown below	795		724	82	20	826
By-product credits	(148)		—	—	—	—
Treatment charges	35		33	—	2	35
Net cash costs	682		757	82	22	861
DD&A	94		85	7	2	94
Metals inventory adjustments	13		13	—	—	13
Noncash and other costs, net	30	[c]	28	2	—	30
Total costs	819		883	91	24	998
Other revenue adjustments, primarily for pricing on prior period open sales	(7)		(7)	—	—	(7)
Gross profit	$801		$737	$61	$3	$801

Copper sales (millions of recoverable pounds)	375		375
Molybdenum sales (millions of recoverable pounds)[a]				9

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.34		$4.34	$16.69
Site production and delivery, before net noncash and other costs shown below	2.12		1.93	8.97
By-product credits	(0.39)		—	—
Treatment charges	0.09		0.09	—
Unit net cash costs	1.82		2.02	8.97
DD&A	0.25		0.23	0.73
Metals inventory adjustments	0.03		0.03	—
Noncash and other costs, net	0.08	[c]	0.08	0.23
Total unit costs	2.18		2.36	9.93
Other revenue adjustments, primarily for pricing on prior period open sales	(0.02)		(0.02)	—
Gross profit per pound	$2.14		$1.96	$6.76

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$1,806		$826	$94	$13
Treatment charges	(4)		31	—	—
Noncash and other costs, net	—		30	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(7)		—	—	—
Eliminations and other	16		17	—	—
North America copper mines	1,811		904	94	13
Other mining[d]	5,903		3,735	418	—
Corporate, other & eliminations	(1,631)		(1,630)	16	1
As reported in FCX's consolidated financial statements	$6,083		$3,009	$528	$14

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $12 million ($0.03 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,720		$4,720	$393	$95	$5,208
Site production and delivery, before net noncash and other costs shown below	2,882		2,643	283	70	2,996
By-product credits	(374)		—	—	—	—
Treatment charges	112		109	—	3	112
Net cash costs	2,620		2,752	283	73	3,108
DD&A	306		282	19	5	306
Metals inventory adjustments	10		9	1	—	10
Noncash and other costs, net	104	[c]	94	8	2	104
Total costs	3,040		3,137	311	80	3,528
Other revenue adjustments, primarily for pricing on prior period open sales	(13)		(13)	—	—	(13)
Gross profit	$1,667		$1,570	$82	$15	$1,667

Copper sales (millions of recoverable pounds)	1,131		1,131
Molybdenum sales (millions of recoverable pounds)[a]				22

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.17		$4.17	$17.87
Site production and delivery, before net noncash and other costs shown below	2.54		2.33	12.87
By-product credits	(0.33)		—	—
Treatment charges	0.10		0.10	—
Unit net cash costs	2.31		2.43	12.87
DD&A	0.27		0.25	0.88
Metals inventory adjustments	0.01		0.01	—
Noncash and other costs, net	0.09	[c]	0.08	0.40
Total unit costs	2.68		2.77	14.15
Other revenue adjustments, primarily for pricing on prior period open sales	(0.01)		(0.01)	—
Gross profit per pound	$1.48		$1.39	$3.72

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$5,208		$2,996	$306	$10
Treatment charges	(15)		97	—	—
Noncash and other costs, net	—		104	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(13)		—	—	—
Eliminations and other	74		82	1	—
North America copper mines	5,254		3,279	307	10
Other mining[d]	16,649		11,072	1,147	33
Corporate, other & eliminations	(4,881)		(4,832)	50	—
As reported in FCX's consolidated financial statements	$17,022		$9,519	$1,504	$43

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $49 million ($0.04 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$4,538		$4,538	$337	$93	$4,968
Site production and delivery, before net noncash and other costs shown below	2,254		2,093	194	60	2,347
By-product credits	(337)		—	—	—	—
Treatment charges	98		93	—	5	98
Net cash costs	2,015		2,186	194	65	2,445
DD&A	275		254	15	6	275
Metals inventory adjustments	13		13	—	—	13
Noncash and other costs, net	103	[c]	99	3	1	103
Total costs	2,406		2,552	212	72	2,836
Other revenue adjustments, primarily for pricing on prior period open sales	7		7	—	—	7
Gross profit	$2,139		$1,993	$125	$21	$2,139

Copper sales (millions of recoverable pounds)	1,072		1,072
Molybdenum sales (millions of recoverable pounds)[a]				26

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.24		$4.24	$13.09
Site production and delivery, before net noncash and other costs shown below	2.11		1.95	7.54
By-product credits	(0.32)		—	—
Treatment charges	0.09		0.09	—
Unit net cash costs	1.88		2.04	7.54
DD&A	0.26		0.24	0.59
Metals inventory adjustments	0.01		0.01	—
Noncash and other costs, net	0.10	[c]	0.09	0.12
Total unit costs	2.25		2.38	8.25
Other revenue adjustments, primarily for pricing on prior period open sales	0.01		0.01	—
Gross profit per pound	$2.00		$1.87	$4.84

Reconciliation to Amounts Reported
					Metals
			Production		Inventory
	Revenues		and Delivery	DD&A	Adjustments
Totals presented above	$4,968		$2,347	$275	$13
Treatment charges	(21)		77	—	—
Noncash and other costs, net	—		103	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	7		—	—	—
Eliminations and other	49		51	—	—
North America copper mines	5,003		2,578	275	13
Other mining[d]	16,068		10,425	1,108	1
Corporate, other & eliminations	(4,390)		(4,141)	47	1
As reported in FCX's consolidated financial statements	$16,681		$8,862	$1,430	$15

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $21 million ($0.02 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,017	$1,017	$62	$1,079
Site production and delivery, before net noncash and other costs shown below	761	723	52	775
By-product credits	(48)	—	—	—
Treatment charges	40	40	—	40
Royalty on metals	2	2	—	2
Net cash costs	755	765	52	817
DD&A	99	93	6	99
Metals inventory adjustments	22	22	—	22
Noncash and other costs, net	25	23	2	25
Total costs	901	903	60	963
Other revenue adjustments, primarily for pricing on prior period open sales	(73)	(73)	—	(73)
Gross profit	$43	$41	$2	$43

Copper sales (millions of recoverable pounds)	293	293

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.47	$3.47
Site production and delivery, before net noncash and other costs shown below	2.60	2.47
By-product credits	(0.16)	—
Treatment charges	0.13	0.14
Royalty on metals	0.01	—
Unit net cash costs	2.58	2.61
DD&A	0.34	0.32
Metals inventory adjustments	0.07	0.07
Noncash and other costs, net	0.09	0.08
Total unit costs	3.08	3.08
Other revenue adjustments, primarily for pricing on prior period open sales	(0.25)	(0.25)
Gross profit per pound	$0.14	$0.14

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$1,079	$775	$99	$22
Treatment charges	(40)	—	—	—
Royalty on metals	(2)	—	—	—
Noncash and other costs, net	—	25	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	(73)	—	—	—
Eliminations and other	—	—	(1)	—
South America mining	964	800	98	22
Other mining[b]	5,425	3,955	392	3
Corporate, other & eliminations	(1,386)	(1,389)	18	—
As reported in FCX's consolidated financial statements	$5,003	$3,366	$508	$25

a.Includes silver sales of 1.1 million ounces ($17.11 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XVIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,153		$1,153	$120	$1,273
Site production and delivery, before net noncash and other costs shown below	597	[b]	546	64	610
By-product credits	(107)		—	—	—
Treatment charges	38		38	—	38
Royalty on metals	3		2	1	3
Net cash costs	531		586	65	651
DD&A	112		101	11	112
Noncash and other costs, net	20		19	1	20
Total costs	663		706	77	783
Other revenue adjustments, primarily for pricing on prior period open sales	(8)		(8)	—	(8)
Gross profit	$482		$439	$43	$482

Copper sales (millions of recoverable pounds)	280		280

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.12		$4.12
Site production and delivery, before net noncash and other costs shown below	2.14	[b]	1.96
By-product credits	(0.38)		—
Treatment charges	0.13		0.13
Royalty on metals	0.01		0.01
Unit net cash costs	1.90		2.10
DD&A	0.40		0.36
Noncash and other costs, net	0.07		0.06
Total unit costs	2.37		2.52
Other revenue adjustments, primarily for pricing on prior period open sales	(0.03)		(0.03)
Gross profit per pound	$1.72		$1.57

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,273		$610	$112
Treatment charges	(38)		—	—
Royalty on metals	(3)		—	—
Noncash and other costs, net	—		20	—
Other revenue adjustments, primarily for pricing on prior period open sales	(8)		—	—
Eliminations and other	(1)		—	(1)
South America mining	1,223		630	111
Other mining[c]	6,491		4,009	401
Corporate, other & eliminations	(1,631)		(1,630)	16
As reported in FCX's consolidated financial statements	$6,083		$3,009	$528

a.Includes silver sales of 1.0 million ounces ($24.34 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $5 million ($0.02 per pound of copper) associated with labor related costs at Cerro Verde.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XIX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$3,149	$3,149	$302	$3,451
Site production and delivery, before net noncash and other costs shown below	2,114	1,968	188	2,156
By-product credits	(260)	—	—	—
Treatment charges	124	124	—	124
Royalty on metals	7	6	1	7
Net cash costs	1,985	2,098	189	2,287
DD&A	297	272	25	297
Metals inventory adjustments	32	31	1	32
Noncash and other costs, net	60	57	3	60
Total costs	2,374	2,458	218	2,676
Other revenue adjustments, primarily for pricing on prior period open sales	35	35	—	35
Gross profit	$810	$726	$84	$810

Copper sales (millions of recoverable pounds)	845	845

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.73	$3.73
Site production and delivery, before net noncash and other costs shown below	2.50	2.33
By-product credits	(0.31)	—
Treatment charges	0.15	0.15
Royalty on metals	0.01	0.01
Unit net cash costs	2.35	2.49
DD&A	0.35	0.32
Metals inventory adjustments	0.04	0.04
Noncash and other costs, net	0.07	0.06
Total unit costs	2.81	2.91
Other revenue adjustments, primarily for pricing on prior period open sales	0.04	0.04
Gross profit per pound	$0.96	$0.86

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$3,451	$2,156	$297	$32
Treatment charges	(124)	—	—	—
Royalty on metals	(7)	—	—	—
Noncash and other costs, net	—	60	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	35	—	—	—
Eliminations and other	(1)	(4)	—	1
South America mining	3,354	2,212	297	33
Other mining[b]	18,549	12,139	1,157	10
Corporate, other & eliminations	(4,881)	(4,832)	50	—
As reported in FCX's consolidated financial statements	$17,022	$9,519	$1,504	$43

a.Includes silver sales of 3.2 million ounces ($21.24 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$3,238		$3,238	$267	$3,505
Site production and delivery, before net noncash and other costs shown below	1,690	[b]	1,568	155	1,723
By-product credits	(234)		—	—	—
Treatment charges	101		101	—	101
Royalty on metals	8		7	1	8
Net cash costs	1,565		1,676	156	1,832
DD&A	306		282	24	306
Noncash and other costs, net	49		45	4	49
Total costs	1,920		2,003	184	2,187
Other revenue adjustments, primarily for pricing on prior period open sales	98		98	—	98
Gross profit	$1,416		$1,333	$83	$1,416

Copper sales (millions of recoverable pounds)	769		769

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.21		$4.21
Site production and delivery, before net noncash and other costs shown below	2.20	[b]	2.04
By-product credits	(0.31)		—
Treatment charges	0.13		0.13
Royalty on metals	0.01		0.01
Unit net cash costs	2.03		2.18
DD&A	0.40		0.36
Noncash and other costs, net	0.07		0.06
Total unit costs	2.50		2.60
Other revenue adjustments, primarily for pricing on prior period open sales	0.13		0.13
Gross profit per pound	$1.84		$1.74

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$3,505		$1,723	$306
Treatment charges	(101)		—	—
Royalty on metals	(8)		—	—
Noncash and other costs, net	—		49	—
Other revenue adjustments, primarily for pricing on prior period open sales	98		—	—
Eliminations and other	(1)		(3)	—
South America mining	3,493		1,769	306
Other mining[c]	17,578		11,234	1,077
Corporate, other & eliminations	(4,390)		(4,141)	47
As reported in FCX's consolidated financial statements	$16,681		$8,862	$1,430

a.Includes silver sales of 2.7 million ounces ($25.81 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Includes nonrecurring charges totaling $74 million ($0.10 per pound of copper) associated with labor related costs at Cerro Verde.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,400		$1,400	$802	$30	$2,232
Site production and delivery, before net noncash and other credits shown below	735	[b]	461	264	10	735
Gold and silver credits	(814)		—	—	—	—
Treatment charges	95		60	34	1	95
Export duties	80		50	29	1	80
Royalty on metals	81		48	32	1	81
Net cash costs	177		619	359	13	991
DD&A	265		167	95	3	265
Noncash and other credits, net	(10)	[c]	(7)	(3)	—	(10)
Total costs	432		779	451	16	1,246
Other revenue adjustments, primarily for pricing on prior period open sales	(158)		(158)	(17)	(1)	(176)
PT Smelting intercompany profit	60		38	22	—	60
Gross profit	$870		$501	$356	$13	$870

Copper sales (millions of recoverable pounds)	406		406
Gold sales (thousands of recoverable ounces)				476

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.45		$3.45	$1,683
Site production and delivery, before net noncash and other credits shown below	1.81	[b]	1.13	553
Gold and silver credits	(2.00)		—	—
Treatment charges	0.23		0.15	72
Export duties	0.20		0.12	61
Royalty on metals	0.20		0.12	67
Unit net cash costs	0.44		1.52	753
DD&A	0.65		0.41	200
Noncash and other credits, net	(0.02)	[c]	(0.01)	(7)
Total unit costs	1.07		1.92	946
Other revenue adjustments, primarily for pricing on prior period open sales	(0.39)		(0.39)	(36)
PT Smelting intercompany profit	0.15		0.09	45
Gross profit per pound/ounce	$2.14		$1.23	$746

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,232		$735	$265
Treatment charges	(95)		—	—
Export duties	(80)		—	—
Royalty on metals	(81)		—	—
Noncash and other credits, net	(2)		(12)	—
Other revenue adjustments, primarily for pricing on prior period open sales	(176)		—	—
PT Smelting intercompany profit	—		(60)	—
Indonesia mining	1,798		663	265
Other mining[d]	4,591		4,092	225
Corporate, other & eliminations	(1,386)		(1,389)	18
As reported in FCX's consolidated financial statements	$5,003		$3,366	$508

a.Includes silver sales of 1.6 million ounces ($18.58 per ounce average realized price).
b.Includes charges totaling $21 million ($0.05 per pound of copper) for nonrecurring costs associated with PT-FI's environmental commitments.
c.Includes net credits totaling $21 million ($0.05 per pound of copper) associated with historical tax audits.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2021
(In millions)	By-Product	Co-Product Method
	Method	Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,555	$1,555	$701	$37	$2,293
Site production and delivery, before net noncash and other costs shown below	553	375	169	9	553
Gold and silver credits	(744)	—	—	—	—
Treatment charges	90	61	27	2	90
Export duties	71	48	22	1	71
Royalty on metals	94	67	25	2	94
Net cash costs	64	551	243	14	808
DD&A	280	190	86	4	280
Noncash and other costs, net[b]	—	—	—	—	—
Total costs	344	741	329	18	1,088
Other revenue adjustments, primarily for pricing on prior period open sales	(2)	(2)	6	—	4
PT Smelting intercompany loss	(16)	(11)	(5)	—	(16)
Gross profit	$1,193	$801	$373	$19	$1,193

Copper sales (millions of recoverable pounds)	378	378
Gold sales (thousands of recoverable ounces)			399

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.11	$4.11	$1,757
Site production and delivery, before net noncash and other costs shown below	1.46	0.99	424
Gold and silver credits	(1.97)	—	—
Treatment charges	0.24	0.16	69
Export duties	0.19	0.13	54
Royalty on metals	0.25	0.18	63
Unit net cash costs	0.17	1.46	610
DD&A	0.74	0.50	215
Noncash and other costs, net	—	—	—
Total unit costs	0.91	1.96	825
Other revenue adjustments, primarily for pricing on prior period open sales	—	—	16
PT Smelting intercompany loss	(0.04)	(0.03)	(12)
Gross profit per pound/ounce	$3.16	$2.12	$936

Reconciliation to Amounts Reported
		Production
	Revenues	and Delivery	DD&A
Totals presented above	$2,293	$553	$280
Treatment charges	(90)	—	—
Export duties	(71)	—	—
Royalty on metals	(94)	—	—
Other revenue adjustments, primarily for pricing on prior period open sales	4	—	—
PT Smelting intercompany loss	—	16	—
Indonesia mining	2,042	569	280
Other mining[c]	5,672	4,070	232
Corporate, other & eliminations	(1,631)	(1,630)	16
As reported in FCX's consolidated financial statements	$6,083	$3,009	$528

a.Includes silver sales of 1.7 million ounces ($22.22 per ounce average realized price).
b.Amounts round to less than $1 million.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.

XXIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$4,433		$4,433	$2,422	$98	$6,953
Site production and delivery, before net noncash and other costs shown below	1,855	[b]	1,183	646	26	1,855
Gold and silver credits	(2,523)		—	—	—	—
Treatment charges	287		183	100	4	287
Export duties	245		156	85	4	245
Royalty on metals	281		183	95	3	281
Net cash costs	145		1,705	926	37	2,668
DD&A	775		494	270	11	775
Noncash and other costs, net	20	[c]	13	7	—	20
Total costs	940		2,212	1,203	48	3,463
Other revenue adjustments, primarily for pricing on prior period open sales	25		25	3	—	28
PT Smelting intercompany profit	34		21	12	1	34
Gross profit	$3,552		$2,267	$1,234	$51	$3,552

Copper sales (millions of recoverable pounds)	1,195		1,195
Gold sales (thousands of recoverable ounces)				1,356

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$3.71		$3.71	$1,786
Site production and delivery, before net noncash and other costs shown below	1.55	[b]	0.99	476
Gold and silver credits	(2.11)		—	—
Treatment charges	0.24		0.15	74
Export duties	0.20		0.13	63
Royalty on metals	0.24		0.16	70
Unit net cash costs	0.12		1.43	683
DD&A	0.65		0.41	199
Noncash and other costs, net	0.02	[c]	0.01	5
Total unit costs	0.79		1.85	887
Other revenue adjustments, primarily for pricing on prior period open sales	0.02		0.02	2
PT Smelting intercompany profit	0.03		0.02	9
Gross profit per pound/ounce	$2.97		$1.90	$910

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$6,953		$1,855	$775
Treatment charges	(287)		—	—
Export duties	(245)		—	—
Royalty on metals	(281)		—	—
Noncash and other costs, net	12		32	—
Other revenue adjustments, primarily for pricing on prior period open sales	28		—	—
PT Smelting intercompany profit	—		(34)	—
Indonesia mining	6,180		1,853	775
Other mining[d]	15,723		12,498	679
Corporate, other & eliminations	(4,881)		(4,832)	50
As reported in FCX's consolidated financial statements	$17,022		$9,519	$1,504

a.Includes silver sales of 4.7 million ounces ($20.80 per ounce average realized price).
b.Includes charges totaling $21 million ($0.02 per pound of copper) for nonrecurring costs associated with PT-FI's environmental commitments.
c.Includes a net charge of $30 million ($0.02 per pound of copper) consisting of charges associated with a settlement of an administrative fine levied by the Indonesia government and a reserve for exposure associated with export duties in prior periods, partially offset by credits for adjustments to prior year treatment and refining charges and historical tax audits.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XXIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2021
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$3,989		$3,989	$1,703	$104	$5,796
Site production and delivery, before net noncash and other costs shown below	1,412		972	415	25	1,412
Gold and silver credits	(1,803)		—	—	—	—
Treatment charges	229		158	67	4	229
Export duties	145		99	43	3	145
Royalty on metals	234		167	63	4	234
Net cash costs	217		1,396	588	36	2,020
DD&A	726		499	213	14	726
Noncash and other costs, net	3	[b]	2	1	—	3
Total costs	946		1,897	802	50	2,749
Other revenue adjustments, primarily for pricing on prior period open sales	71		71	(4)	—	67
PT Smelting intercompany loss	(106)		(73)	(31)	(2)	(106)
Gross profit	$3,008		$2,090	$866	$52	$3,008

Copper sales (millions of recoverable pounds)	946		946
Gold sales (thousands of recoverable ounces)				957

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.21		$4.21	$1,780
Site production and delivery, before net noncash and other credits shown below	1.49		1.03	434
Gold and silver credits	(1.91)		—	—
Treatment charges	0.24		0.17	70
Export duties	0.15		0.10	45
Royalty on metals	0.26		0.18	66
Unit net cash costs	0.23		1.48	615
DD&A	0.76		0.52	222
Noncash and other costs, net	0.01	[b]	0.01	1
Total unit costs	1.00		2.01	838
Other revenue adjustments, primarily for pricing on prior period open sales	0.08		0.08	(5)
PT Smelting intercompany loss	(0.11)		(0.08)	(33)
Gross profit per pound/ounce	$3.18		$2.20	$904

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$5,796		$1,412	$726
Treatment charges	(229)		—	—
Export duties	(145)		—	—
Royalty on metals	(234)		—	—
Noncash and other costs, net	31		34	—
Other revenue adjustments, primarily for pricing on prior period open sales	67		—	—
PT Smelting intercompany loss	—		106	—
Indonesia mining	5,286		1,552	726
Other mining[c]	15,785		11,451	657
Corporate, other & eliminations	(4,390)		(4,141)	47
As reported in FCX's consolidated financial statements	$16,681		$8,862	$1,430

a.Includes silver sales of 4.3 million ounces ($24.50 per ounce average realized price).
b.Includes credits of $31 million ($0.03 per pound of copper) associated with adjustments to prior year treatment and refining charges and charges of $16 million ($0.02 per pound of copper) associated with a potential settlement of an administrative fine levied by the Indonesia government.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X.
XXV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended September 30,
(In millions)	2022	2021

Revenues, excluding adjustments[a]	$134	$158
Site production and delivery, before net noncash and other costs shown below	91	67
Treatment charges and other	7	7
Net cash costs	98	74
DD&A	18	19
Noncash and other costs, net	3	3
Total costs	119	96
Gross profit	$15	$62

Molybdenum sales (millions of recoverable pounds)[a]	8	9

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$16.51	$18.13
Site production and delivery, before net noncash and other costs shown below	11.26	7.70
Treatment charges and other	0.84	0.84
Unit net cash costs	12.10	8.54
DD&A	2.16	2.14
Noncash and other costs, net	0.40	0.30
Total unit costs	14.66	10.98
Gross profit per pound	$1.85	$7.15

Reconciliation to Amounts Reported

		Production
Three Months Ended September 30, 2022	Revenues	and Delivery	DD&A
Totals presented above	$134	$91	$18
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	3	—
Molybdenum mines	127	94	18
Other mining[b]	6,262	4,661	472
Corporate, other & eliminations	(1,386)	(1,389)	18
As reported in FCX's consolidated financial statements	$5,003	$3,366	$508

Three Months Ended September 30, 2021
Totals presented above	$158	$67	$19
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	3	—
Molybdenum mines	151	70	19
Other mining[b]	7,563	4,569	493
Corporate, other & eliminations	(1,631)	(1,630)	16
As reported in FCX's consolidated financial statements	$6,083	$3,009	$528

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Nine Months Ended September 30,
(In millions)	2022	2021

Revenues, excluding adjustments[a]	$419	$329
Site production and delivery, before net noncash and other costs shown below	241	175
Treatment charges and other	20	19
Net cash costs	261	194
DD&A	52	51
Metals inventory adjustments	—	1
Noncash and other costs, net	8	8
Total costs	321	254
Gross profit	$98	$75

Molybdenum sales (millions of recoverable pounds)[a]	23	23

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$18.01	$14.41
Site production and delivery, before net noncash and other costs shown below	10.37	7.69
Treatment charges and other	0.85	0.85
Unit net cash costs	11.22	8.54
DD&A	2.23	2.21
Metals inventory adjustments	—	0.04
Noncash and other costs, net	0.37	0.34
Total unit costs	13.82	11.13
Gross profit per pound	$4.19	$3.28

Reconciliation to Amounts Reported
				Metals
		Production		Inventory
Nine Months Ended September 30, 2022	Revenues	and Delivery	DD&A	Adjustments
Totals presented above	$419	$241	$52	$—
Treatment charges and other	(20)	—	—	—
Noncash and other costs, net	—	8	—	—
Molybdenum mines	399	249	52	—
Other mining[b]	21,504	14,102	1,402	43
Corporate, other & eliminations	(4,881)	(4,832)	50	—
As reported in FCX's consolidated financial statements	$17,022	$9,519	$1,504	$43

Nine Months Ended September 30, 2021
Totals presented above	$329	$175	$51	$1
Treatment charges and other	(19)	—	—	—
Noncash and other costs, net	—	8	—	—
Molybdenum mines	310	183	51	1
Other mining[b]	20,761	12,820	1,332	13
Corporate, other & eliminations	(4,390)	(4,141)	47	1
As reported in FCX's consolidated financial statements	$16,681	$8,862	$1,430	$15

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page X. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XXVII